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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12

                          BORLAND SOFTWARE CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
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            pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: April 21, 2004


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Press Release

Source: C. Robert Coates

ROBERT COATES WITHDRAWS FROM ELECTION FOR DIRECTORS OF BORLAND SOFTWARE

CHICAGO, April 22 /PRNewswire/ - Robert Coates announced today that he would end his efforts to join the board of directors of Borland Software (NASDAQ:
BORL).  Coates explained his decision as follows:

"On February 5, 2004 I asked Borland's directors to give serious consideration to endorsing my nomination to the board. I provided them with an extensive list of my qualifications including my past experience as a Borland director and my substantial long-term holdings of Borland stock.

I am certain that I could have helped to more closely align the company's interests with those of its shareholders and I had hoped the company's directors would respond positively to my nomination.

But existing Borland management apparently felt threatened. As a result, management has chosen to treat my nomination as hostile. After giving brief lip service to considering my nomination, the board moved quickly and aggressively, summarily dismissing my suggestion that they nominate me for the board. Management has now filed the company's definitive proxy statement, setting out a course for an expensive and time consuming proxy fight. The company plans to hire upwards of 35 people in an all out and expensive effort to defeat my election.

Such a proxy fight, with its significant cash expense and waste of management time, is not what Borland Software needs now.

Since I own a large block of the company's stock, it is neither in my personal interest nor the company's interest to see such an expensive and time consuming campaign conducted. The existing management should instead be focusing their attention on sales and rebuilding market share and I will support management on any effort that will help them do this.

Under the circumstances, I have reluctantly decided not to pursue further my nomination for the board of directors. I am withdrawing my name with the hope that the existing management team can find new energy to successfully maximize the value of the company for all shareholders and to take advantage of an improving economy. I look forward to Borland's future successes."

Source: C. Robert Coates